Exhibit 11

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

August 19, 2019

Board of Directors

GolfSuites 2, Inc.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated May 24, 2019, with respect to the balance sheet of GolfSuites 2, Inc. as of May 15, 2019 and the related statements of operations, stockholders’ equity/(deficit) and cash flows for the inception period from March 13, 2019 (inception) through May 15, 2019 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

Aurora, Colorado

August 19, 2019